Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2019 Financial Results

•        Net sales of $32.3 million for the quarter and $127.7 million for the 2019 fiscal year ended January 31, 2020

•        Income from operations before income tax at $5.0 million in fiscal 2019 compared to $1.6 million in fiscal 2018

•        Backlog was $46.8 million as of January 31, 2020 and $61.0 million as of January 31, 2019

NILES, IL, April 21, 2020 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2019 fiscal year ended January 31, 2020.

“While fourth quarter revenues and income from operations before taxes were both lower than last year (by $2.7 million and $0.4 million, respectively), net income improved by $0.5 million (50%).  For the year ended January 31, 2020, revenues of $127.7 million were $1.3 million below the prior year, but improved margins resulted in an increase of $5.7 million to gross profit. This translated to an improvement in net income of more than $4.1 million.” President and CEO David Mansfield commented.

“Compared to the prior year end, backlog has contracted by 23% to $47 million, and this reflects primarily the completion during the year of a large project at our Saudi Arabian facility” continued Mr. Mansfield.

“The past year’s results continue to confirm the positive impact of our strategies and efforts to return the business to acceptable levels of profitability,” concluded Mr. Mansfield.

Fourth Quarter Fiscal 2019 Results

Net sales decreased 8% to $32.3 million in the fourth quarter from $34.9 million in the prior year quarter. The decrease was driven by lower revenue in Canada due to decreased project activity and lower data center leak protection product demand, partially offset by increased activity in the Middle East.

Gross profit increased to 22% of net sales, or $7.0 million in the fourth quarter, from 18% of net sales, or $6.3 million, in the prior year quarter. This improvement was primarily due to higher project margins in the Middle East.

General and administrative expenses increased to $4.3 million in the fourth quarter, compared to $3.2 million in the prior year quarter. This 34.4% increase was due primarily to the establishment of our plant in Egypt, relocation of certain corporate personnel to our offices in Spring, Texas and additional incentive compensation related to improved earnings.

Selling expenses were flat at $1.2 million in both the fourth quarter and prior year's quarter.

Net interest expense remained consistent at $0.3 million in both the fourth quarter and prior year's quarter.

Net income increased to $1.5 million in the fourth quarter from $1.0 million in the prior year quarter. This increase was primarily the result of improved margins in the Middle East, including the commencement of operations in Egypt during fiscal 2019, as well as a reduction of the tax charge, offset by decreased activity in Canada.

2019 Results

Net sales were $127.7 million in fiscal 2019, a decrease of $1.3 million, or 1%, from $129.0 million in fiscal 2018. Increased revenue in the U.S., Middle East and the expansion into Egypt along with higher demand for leak detection products were offset by lower project revenue in Canada.

Gross profit increased to $29.0 million, or 22.8% of net sales, in fiscal 2019, an increase of $5.7 million, or 24.6%, from $23.3 million, or 18.1% of net sales, in fiscal 2018. This increase was primarily driven by higher project margins in the Middle East.

General and administrative expenses were $17.9 million in fiscal 2019 compared to $15.4 million in fiscal 2018, an increase of $2.5 million, or 16.4%. This increase was primarily the result of the establishment of our plant in Egypt, relocation of certain corporate personnel to our offices in Spring, Texas and additional incentive compensation related to improved earnings.

Selling expenses remained consistent at $5.2 million in fiscal 2019 and fiscal 2018.

Interest expense decreased to $0.9 million in fiscal 2019 from $1.1 million in fiscal 2018 due to lower net borrowings and decreased interest rates during fiscal 2019.

Income tax expense was $1.5 million in fiscal 2019 compared to $2.2 million in fiscal 2018. The decrease of $0.7 million was largely due to the fact that the Company earned more income in certain lower tax rate jurisdictions than in the prior year.

Net income of $3.6 million in fiscal 2019 was a $4.2 million improvement over the net loss of $0.6 million in fiscal 2018. This increase was primarily the result of project margin improvements in the Middle East, increased demand for leak detection, expansion into Egypt and higher sales volume in the U.S.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus (COVID-19) on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vi) the impact of global economic weakness and volatility; (vii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (viii) the timing of orders for the Company’s products; (ix) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (x) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xi) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiv) reductions or cancellations of orders included in the Company’s backlog; (xv) risks and uncertainties related to the Company's international business operations; (xvi) the Company’s ability to attract and retain senior management and key personnel; (xvii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xviii) the Company’s ability to interpret changes in tax regulations and legislation; (xix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xx) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xxi) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-K for the 2019 fiscal year ended January 31, 2020 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended January 31,		Twelve months ended January 31,
(In thousands, except per share data)	2020	2019	2020	2019

Net sales	$32,262	$34,945	$127,663	$128,965
Cost of sales	25,235	28,628	98,617	105,647
Gross profit	7,027	6,317	29,046	23,318

Operating expenses:
General and administrative expense	4,318	3,204	17,875	15,357
Selling expense	1,203	1,222	5,231	5,239
Total operating expenses	5,521	4,426	23,106	20,596

Income from operations	1,506	1,891	5,940	2,722

Interest expense, net	292	292	905	1,122
Income from operations before income taxes	1,214	1,599	5,035	1,600

Income tax (benefit)/expense	(288)	625	1,459	2,150

Net income/(loss)	$1,502	$974	$3,576	$(550)

Weighted average common shares outstanding
Basic	8,046	7,812	7,989	7,812
Diluted	8,340	7,966	8,284	7,812

Income/(loss) per share
Basic	$0.19	$0.12	$0.45	$(0.07)
Diluted	$0.18	$0.12	$0.43	$(0.07)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,
(In thousands, except per share data)	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$13,371	$10,156
Restricted cash	1,287	2,581
Trade accounts receivable, less allowance for doubtful accounts of $407 on January 31, 2020 and $536 on January 31, 2019	29,402	32,508
Inventories	14,498	12,289
Prepaid expenses and other current assets	3,531	3,773
Costs and estimated earnings in excess of billings on uncompleted contracts	2,166	1,653
Total current assets	64,255	62,960
Property, plant and equipment, net of accumulated depreciation	28,629	30,398
Other assets
Operating lease right-of-use asset	11,475	—
Deferred tax assets	293	458
Goodwill	2,254	2,269
Other assets	5,319	6,120
Total other assets	19,341	8,847
Total assets	$112,225	$102,205
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$9,577	$12,006
Commissions and management incentives payable	1,759	1,866
Accrued compensation and payroll taxes	1,190	1,544
Revolving line - North America	8,577	8,890
Current maturities of long-term debt	1,458	640
Customers' deposits	2,202	3,708
Outside commission liability	1,755	1,743
Operating lease liabilities short-term	1,040	—
Other accrued liabilities	3,444	3,856
Billings in excess of costs and estimated earnings on uncompleted contracts	1,173	1,569
Income tax payable	664	1,266
Total current liabilities	32,839	37,088
Long-term liabilities
Long-term debt, less current maturities	6,717	6,751
Deferred compensation liabilities	4,199	3,883
Deferred tax liabilities	1,052	1,435
Operating lease liabilities long-term	11,214	—
Other long-term liabilities	575	1,347
Total long-term liabilities	23,757	13,416
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,048 issued and outstanding January 31, 2020 and 7,854 issued and outstanding January 31, 2019	80	79
Additional paid-in capital	60,024	58,793
Accumulated deficit	(715)	(4,291)
Accumulated other comprehensive loss	(3,760)	(2,880)
Total stockholders' equity	55,629	51,701
Total liabilities and stockholders' equity	$112,225	$102,205